Exhibit 99.1

FOR IMMEDIATE RELEASE

Media:	Sarah Shew	Investors:	Kevin Moran
	(614) 553-3401		(614) 757-7942
	Sarah.Shew@cardinalhealth.com		Kevin.Moran@cardinalhealth.com

Cardinal Health Reports Fourth Quarter and Full Year Results for Fiscal Year 2020

Fourth quarter fiscal 2020 results:

•	Revenue decreased 2% to $36.7 billion

•	GAAP[1] operating earnings decreased 12% to $270 million, non-GAAP operating earnings decreased 13% to $442 million

•	GAAP diluted earnings per share were $2.23, non-GAAP diluted earnings per share were $1.04

Full year fiscal 2020 results:

•	Revenue increased 5% to $152.9 billion

•	GAAP operating loss was $4.1 billion, non-GAAP operating earnings increased 1% to $2.4 billion

•	GAAP diluted loss per share was $12.61, non-GAAP diluted earnings per share increased 3% to $5.45

DUBLIN, Ohio, August 6, 2020 - Cardinal Health (NYSE: CAH) today reported fourth quarter fiscal year 2020 revenues of $36.7 billion, a decrease of 2 percent from the fourth quarter last year. GAAP operating earnings were $270 million and non-GAAP operating earnings were $442 million in the quarter, both of which include an estimated net negative impact of approximately $130 million due to the COVID-19 pandemic. GAAP diluted earnings per share (EPS) were $2.23, which included a pre-tax gain of $579 million related to the divestiture of a minority equity interest. Fourth quarter non-GAAP diluted EPS were $1.04.

Fiscal 2020 revenues were $152.9 billion, an increase of 5 percent from fiscal 2019. GAAP operating loss of $4.1 billion includes a $5.6 billion accrual in the first quarter related to opioid litigation. Non-GAAP operating earnings were $2.4 billion for the year. GAAP diluted loss per share for fiscal year 2020 was $12.61, while non-GAAP diluted EPS were $5.45.

“In fiscal 2020, we delivered on our commitments, grew operating earnings and exceeded our EPS guidance, despite the unprecedented global environment,” said Mike Kaufmann, CEO of Cardinal Health. “We play an essential role in healthcare, and I’d like to thank our employees, especially our frontline teams, for their dedication under the challenging circumstances of the past several months. Our strong performance in fiscal 20 and the unwavering commitment of our employees will enable us to manage the complexities ahead, serve our customers and their patients, and continue our growth.”

Cardinal Health

Q4 and full year FY20 summary

	Q4 FY20		Q4 FY19		Y/Y	FY 20			FY 19		Y/Y
Revenue	$36.7	billion	$37.4	billion	(2)%	$152.9	billion		$145.5	billion	5%
Operating earnings/(loss)	$270	million	$307	million	(12)%	$(4.1	) billion		$2.1	billion	N.M.
Non-GAAP operating earnings	$442	million	$507	million	(13)%	$2.4	billion		$2.4	billion	1%
Net earnings/(loss) attributable to Cardinal Health, Inc.	$656	million	$194	million	N.M.	$(3.7	) billion		$1.4	billion	N.M.
Non-GAAP net earnings attributable to Cardinal Health, Inc.	$305	million	$334	million	(9)%	$1.6	billion		$1.6	billion	1%
Effective Tax Rate	19.4%		18.4%			2.1%		2.0	22.1%
Non-GAAP Effective Tax Rate	26.4%		23.7%			25.1%			22.1%
Diluted EPS attributable to Cardinal Health, Inc.	$2.23		$0.65		N.M.	$(12.61)			$4.53		N.M.
Non-GAAP diluted EPS attributable to Cardinal Health, Inc.	$1.04		$1.11		(6)%	$5.45			$5.28		3%

COVID-19
The COVID-19 pandemic adversely affected fourth quarter and fiscal year 2020 results. The negative impact was primarily due to the decline in volumes in both segments related to the cancellation or deferral of elective procedures and physician office visits. The company estimates that the COVID-19 pandemic had a net negative impact to both GAAP and non-GAAP operating earnings of approximately $130 million in the fourth quarter and approximately $100 million in fiscal year 2020.

Segment results

Pharmaceutical segment

	Q4 FY20		Q4 FY19		Y/Y	FY 20		FY 19		Y/Y
Revenue	$33.2	billion	$33.4	billion	—%	$137.5	billion	$129.9	billion	6%
Segment profit	$359	million	$447	million	(20)%	$1.8	billion	$1.8	billion	(4)%
Fourth quarter revenue for the Pharmaceutical segment was flat at $33.2 billion. As expected, this reflects the reduced pharmaceutical demand as a result of the accelerated third quarter sales related to COVID-19.

Pharmaceutical segment profit decreased 20 percent to $359 million in the fourth quarter. This reflects expected COVID-19-related volume declines, which primarily affected Nuclear and Precision Health Solutions, as well as the company’s generics program. Pharmaceutical Distribution customer contract renewals also adversely affected segment profit.

Medical segment

	Q4 FY20		Q4 FY19		Y/Y	FY 20		FY 19		Y/Y
Revenue	$3.5	billion	$4.0	billion	(13)%	$15.4	billion	$15.6	billion	(1)%
Segment profit	$120	million	$97	million	24%	$663	million	$576	million	15%
Fourth quarter revenue for the Medical segment decreased 13 percent to $3.5 billion due to the adverse effects of cancelled or deferred elective procedures related to COVID-19, primarily on products and distribution.

Medical segment profit increased 24 percent to $120 million in the fourth quarter due to benefits from cost savings initiatives and the beneficial comparison to a supplier-related charge in the prior year. This was partially offset by the adverse effects of COVID-19, primarily on products and distribution.

Cardinal Health

Fiscal year 2021 outlook1

• Non-GAAP earnings per share	$5.25 - $5.65
• Interest and other	$190M - $215M
• Non-GAAP effective tax rate	24.0% - 26.0%
• Diluted weighted average shares outstanding	292M - 296M
• Capital expenditures	$400M - $450M

Fiscal year 2021 non-GAAP EPS guidance assumes an incremental net headwind related to COVID-19 of a similar year-over-year magnitude as experienced in fiscal 2020. The company expects the adverse impact from the deferral and cancellation of elective procedures and physician office visits to continue, primarily in the first half of the year. The company expects an eventual recovery of elective procedures and physician office visits to pre-COVID-19 levels exiting fiscal 2021. Additionally, demand for personal protective equipment (PPE) products is expected to continue to outpace available supply for the balance of fiscal 2021 due to ongoing global supply challenges. The company anticipates higher costs related to procuring PPE products for customers during the pandemic to be a headwind in fiscal 2021.

The company does not provide forward-looking guidance on a GAAP basis as certain financial information, the probable significance of which cannot be determined, is not available and cannot be reasonably estimated. See "Use of Non-GAAP Measures" following the attached schedules for additional explanation.

Recent highlights

•	Cardinal Health completed the divestiture of its remaining equity interest in naviHealth.

•
Cardinal Health announced that David Evans, former interim Chief Financial Officer of Cardinal Health, joined the board of directors effective July 1. Mr. Evans previously served as executive vice president and CFO of Battelle Memorial Institute, and as executive vice president and CFO of Scotts Miracle-Gro.

•
Cardinal Health board of directors approved a quarterly dividend of $0.4859 per share. The dividend will be payable on October 15, 2020 to shareholders of record at the close of business on October 1, 2020.

•	Cardinal Health was named to the Human Rights Campaign (HRC) Best Places to Work for LGBTQ Equality for the twelfth consecutive year based on ratings in HRC's 2020 Corporate Equality Index.

Upcoming webcasted investor events

•	Morgan Stanley 18th Annual Global Healthcare Conference at 11:15 a.m. Eastern, Monday, September 14

Webcast
Cardinal Health will host a webcast today at 8:30 a.m. Eastern to discuss fourth quarter and fiscal year results. To access the webcast and corresponding slide presentation, go to the Investor Relations page at ir.cardinalhealth.com. No access code is required.

Presentation slides and a webcast replay will be available until August 5, 2021.

About Cardinal Health
Cardinal Health, Inc. is a global, integrated healthcare services and products company, providing customized solutions for hospitals, healthcare systems, pharmacies, ambulatory surgery centers, clinical laboratories and physician offices worldwide. The company enhances supply chain efficiency for clinically proven medical products, pharmaceuticals and cost-effective solutions. To combat prescription drug misuse, the Cardinal Health Foundation and its education partners created Generation Rx, a national drug prevention education and awareness program. The Foundation actively supports an array of other solutions, including efforts to reduce opioid prescribing, promote drug take back and safe disposal and expand collaborative community work. Cardinal Health is backed by nearly 100 years of experience with operations in nearly 46 countries. For more information, visit cardinalhealth.com. Follow us on Twitter, Facebook and LinkedIn.

Cardinal Health

1GAAP refers to U.S. generally accepted accounting principles. This news release includes GAAP financial measures as well as non-GAAP financial measures, which are financial measures not calculated in accordance with GAAP. See "Use of Non-GAAP Measures" following the attached schedules for definitions of the non-GAAP financial measures presented in this news release and see the attached schedules for reconciliations of the differences between the non-GAAP financial measures and their most directly comparable GAAP financial measures.

2The fiscal year 2020 GAAP effective tax rate was impacted by the assessment of the future deductibility of the $5.6 billion opioid litigation accrual and the sale of our remaining equity interest in naviHealth.

Cardinal Health uses its website as a channel of distribution for material company information. Important information, including news releases, financial information, earnings and analyst presentations, and information about upcoming presentations and events is routinely posted and accessible on the Investor Relations page at ir.cardinalhealth.com. In addition, the website allows investors and other interested persons to sign up automatically to receive email alerts when the company posts news releases, SEC filings and certain other information on its website.

Cautions Concerning Forward-Looking Statements
This release contains forward-looking statements addressing expectations, prospects, estimates and other matters that are dependent upon future events or developments. These statements may be identified by words such as "expect," "anticipate," "intend," "plan," "believe," “will," "should," "could," "would," "project," "continue," "likely," and similar expressions, and include statements reflecting future results or guidance, statements of outlook and various accruals and estimates. These matters are subject to risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied. These risks and uncertainties include risks arising from the ongoing COVID-19 pandemic and our critical role in the global healthcare supply chain, including the possibility that continued deferrals and cancellations of elective medical procedures will result in a sustained reduction in demand for our products and the possibility that we will not be successful in recouping or offsetting the cost increases to source certain personal protective equipment, or that such cost increases will be larger or more sustained than we currently anticipate, the possibility that we will experience supply disruptions either from new regulations or forced shut downs of distribution or manufacturing facilities; competitive pressures in Cardinal Health's various lines of business; the amount or rate of generic deflation and our ability to offset generic deflation and maintain other financial and strategic benefits through our generic sourcing venture with CVS Health and other components of our generics pharmaceutical program; risks associated with the distribution of opioids, including potential financial impact associated with the outcome of the ongoing lawsuits and investigations by certain governmental and regulatory authorities and the risks associated with the ongoing global settlement framework discussions, including the risk that we may fail to reach a settlement agreement or that a final settlement could require us to pay more than we currently anticipate; risks associated with the manufacture and sourcing of certain products, including risks related to our ability and the ability of third-party manufacturers to comply with applicable regulations; our ability to manage uncertainties associated with the pricing of branded pharmaceuticals; and risks associated with our cost savings initiatives, including the possibility that they could result in greater charges or expenses than we anticipate, could fail to achieve the desired efficiencies or strategic outcomes and could have unintended consequences, such as business disruption. Cardinal Health is subject to additional risks and uncertainties described in Cardinal Health's Form 10-K, Form 10-Q and Form 8-K reports and exhibits to those reports. This release reflects management's views as of August 6, 2020. Except to the extent required by applicable law, Cardinal Health undertakes no obligation to update or revise any forward-looking statement.

Schedule 1
Cardinal Health, Inc. and Subsidiaries
Condensed Consolidated Statements of Earnings (Unaudited)

	Fourth Quarter			Fiscal Year
(in millions, except per common share amounts)	2020	2019	% Change	2020		2019	% Change
Revenue	$36,689	$37,353	(2)%	$152,922		$145,534	5%
Cost of products sold	35,099	35,679	(2)%	146,054		138,700	5%
Gross margin	1,590	1,674	(5)%	6,868		6,834	—%

Operating expenses:
Distribution, selling, general and administrative expenses	1,137	1,168	(3)%	4,572		4,480	2%
Restructuring and employee severance	42	28		122		125
Amortization and other acquisition-related costs	129	153		524		621
Impairments and (gain)/loss on disposal of assets, net [1]	—	3		7		(488)
Litigation (recoveries)/charges, net [2]	12	15		5,741		36
Operating earnings/(loss)	270	307	(12)%	(4,098)		2,060	N.M.

Other (income)/expense, net	(22)	2		(1)		15
Interest expense, net	49	67	(27)%	238		294	(19)%
Loss on early extinguishment of debt	7	—		16		—
Gain on sale of equity interest in naviHealth [4]	(579)	—		(579)		—
Earnings/(loss) before income taxes	815	238	N.M	(3,772)		1,751	N.M.

Provision for/(benefit from) income taxes [3]	158	44	N.M	(79)		386	N.M.
Net earnings/(loss)	657	194	N.M	(3,693)		1,365	N.M.

Less: Net earnings attributable to noncontrolling interests	(1)	—		(3)		(2)
Net earnings/(loss) attributable to Cardinal Health, Inc.	$656	$194	N.M.	$(3,696)		$1,363	N.M.

Earnings/(loss) per common share attributable to Cardinal Health, Inc.:
Basic	$2.25	$0.65	N.M.	$(12.61)		$4.55	N.M.
Diluted	2.23	0.65	N.M.	(12.61)	[5]	4.53	N.M.

Weighted-average number of common shares outstanding:
Basic	292	298		293		300
Diluted	294	300		293	[5]	301
1 During fiscal 2019, we sold our majority interest in naviHealth and recognized a pre-tax gain of $508 million ($378 million after tax).
2 Litigation (recoveries)/charges, net includes a pre-tax charge of $5.63 billion ($5.14 billion after tax) recorded in the first quarter of fiscal 2020 for the estimated liability associated with lawsuits and claims brought against us by states and political subdivisions relating to the distribution of prescription opioid pain medications. In October 2019, we agreed in principle to a global settlement framework with a leadership group of state attorneys general that is designed to resolve all pending and future opioid lawsuits and claims by states and political subdivisions, but not private plaintiffs. The amount of ultimate loss may differ materially from this accrual.
3 We recorded a tax benefit of $488 million, which is net of unrecognized tax benefits of $469 million, during fiscal 2020, reflecting our current assessment of the estimated future deductibility of the amount that may be paid under the $5.63 billion accrual taken in connection with the opioid litigation described above. The actual amount of tax benefit related to uncertain tax positions may differ materially from these estimates.
4 In the fourth quarter of fiscal 2020, we recognized a $579 million pre-tax gain ($493 million after tax) in connection with the sale of our remaining equity interest in a partnership that owned 100 percent of naviHealth.
5 Due to the net loss during fiscal 2020, potentially dilutive common shares have not been included in the denominator of the dilutive per share computation due to their anti-dilutive effect.

Schedule 2
Cardinal Health, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets (Unaudited)

(in millions)	June 30, 2020	June 30, 2019
Assets
Current assets:
Cash and equivalents	$2,771	$2,531
Trade receivables, net	8,264	8,448
Inventories, net	13,198	12,822
Prepaid expenses and other	1,707	1,946
Total current assets	25,940	25,747

Property and equipment, net	2,366	2,356
Goodwill and other intangibles, net	11,275	11,808
Other assets	1,185	1,052
Total assets	$40,766	$40,963

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$21,374	$21,535
Current portion of long-term obligations and other short-term borrowings	10	452
Other accrued liabilities	2,231	2,122
Total current liabilities	23,615	24,109

Long-term obligations, less current portion	6,765	7,579
Deferred income taxes and other liabilities	8,594	2,945

Total shareholders’ equity	1,792	6,330
Total liabilities and shareholders’ equity	$40,766	$40,963

Schedule 3
Cardinal Health, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows (Unaudited)

	Fourth Quarter		Fiscal Year
(in millions)	2020	2019	2020	2019
Cash flows from operating activities:
Net earnings/(loss)	$657	$194	$(3,693)	$1,365

Adjustments to reconcile net earnings/(loss) to net cash provided by operating activities:
Depreciation and amortization	225	241	913	1,000
Impairments and loss on sale of other investments	—	1	—	3
Gain on sale of equity interest in naviHealth	(579)	—	(579)	—
Impairments and (gain)/loss on disposal of assets, net	—	4	7	(488)
Loss on early extinguishment of debt	7	—	16	—
Share-based compensation	22	18	90	82
Provision for/(benefit from) deferred income taxes	(961)	(83)	(961)	(83)
Provision for bad debts	20	29	106	88
Change in operating assets and liabilities, net of effects from acquisitions and divestitures:
(Increase)/decrease in trade receivables	735	(595)	82	(751)
Increase in inventories	(401)	(206)	(409)	(551)
Increase/(decrease) in accounts payable	(610)	1,018	(162)	1,864
Other accrued liabilities and operating items, net	1,125	(115)	6,550	193
Net cash provided by operating activities	240	506	1,960	2,722

Cash flows from investing activities:
Acquisition of subsidiaries, net of cash acquired	—	(44)	—	(82)
Additions to property and equipment	(136)	(136)	(375)	(328)
Purchases of investments	(2)	(7)	(20)	(18)
Proceeds from sale of investments	880	—	886	3
Proceeds from divestitures, net of cash sold, and disposal of property and equipment	—	14	2	763
Net cash provided by/(used in) investing activities	742	(173)	493	338

Cash flows from financing activities:
Net change in short-term borrowings	—	—	(2)	—
Proceeds from interest rate swap terminations	112	—	112	—
Reduction of long-term obligations, net of issuance costs	(511)	(1,100)	(1,399)	(1,102)
Net tax proceeds/(withholdings) from share-based compensation	12	(1)	8	(14)
Dividends on common shares	(141)	(142)	(569)	(577)
Purchase of treasury shares	—	—	(350)	(600)
Net cash used in financing activities	(528)	(1,243)	(2,200)	(2,293)

Effect of exchange rates changes on cash and equivalents	(12)	3	(13)	1

Net increase/(decrease) in cash and equivalents	442	(907)	240	768
Cash and equivalents at beginning of period	2,329	3,438	2,531	1,763
Cash and equivalents at end of period	$2,771	$2,531	$2,771	$2,531

Schedule 4
Cardinal Health, Inc. and Subsidiaries
Segment Information

Fourth Quarter

(in millions)	2020	2019	(in millions)	2020	2019
Pharmaceutical			Medical

Revenue			Revenue
Amount	$33,241	$33,401	Amount	$3,453	$3,956
Growth rate	—%	6%	Growth rate	(13)%	1%

Segment profit			Segment profit
Amount	$359	$447	Amount	$120	$97
Growth rate	(20)%	7%	Growth rate	24%	(15)%
Segment profit margin	1.08%	1.34%	Segment profit margin	3.49%	2.45%

Fiscal Year

(in millions)	2020	2019	(in millions)	2020	2019
Pharmaceutical			Medical

Revenue			Revenue
Amount	$137,495	$129,917	Amount	$15,444	$15,633
Growth rate	6%	7%	Growth rate	(1)%	—%

Segment profit			Segment profit
Amount	$1,753	$1,834	Amount[1]	$663	$576
Growth rate	(4)%	(8)%	Growth rate	15%	(13)%
Segment profit margin	1.28%	1.41%	Segment profit margin	4.30%	3.68%
1 Medical segment profit for fiscal 2020 does not include $85 million incurred for inventory write-offs and certain remediation and supply disruption costs associated with fiscal 2020 voluntary surgical gown-related recalls.
The sum of the components and certain computations may reflect rounding adjustments.

Schedule 5
Cardinal Health, Inc. and Subsidiaries
GAAP / Non-GAAP Reconciliation1

		Gross				Operating	Earnings			Net			Diluted
		Margin		SG&A2		Earnings	Before	Provision for		Earnings[3]	Effective		EPS[3]
	Gross	Growth		Growth	Operating	Growth	Income	Income	Net	Growth	Tax	Diluted	Growth
(in millions, except per common share amounts)	Margin	Rate	SG&A2	Rate	Earnings	Rate	Taxes	Taxes	Earnings[3]	Rate	Rate	EPS[3]	Rate
	Fourth Quarter 2020
GAAP	$1,590	(5)%	$1,137	(3)%	$270	(12)%	$815	$158	$656	N.M.	19.4%	$2.23	N.M.
Surgical gown recalls costs	(7)		3		(10)		(10)	(3)	(7)			(0.02)
State opioid assessment related to prior fiscal years	—		1		(1)		(1)	—	(1)			—
Restructuring and employee severance	—		—		42		42	10	32			0.11
Amortization and other acquisition-related costs	—		—		129		129	32	97			0.33
Litigation (recoveries)/charges, net	—		—		12		12	5	7			0.02
Loss on early extinguishment of debt	—		—		—		7	2	5			0.02
Gain on sale of equity interest in naviHealth	—		—		—		(579)	(86)	(493)			(1.68)
Transitional tax benefit, net	—		—		—		—	(9)	9			0.03
Non-GAAP	$1,583	(5)%	$1,141	(2)%	$442	(13)%	$415	$110	$305	(9)%	26.4%	$1.04	(6)%
	Fourth Quarter 2019
GAAP	$1,674	(4)%	$1,168	(8)%	$307	N.M	$238	$44	$194	N.M.	18.4%	$0.65	N.M.
Restructuring and employee severance	—		—		28		28	7	21			0.07
Amortization and other acquisition-related costs	—		—		153		153	35	118			0.39
Impairments and (gain)/loss on disposal of assets, net	—		—		3		3	15	(12)			(0.04)
Litigation (recoveries)/charges, net	—		—		15		15	3	12			0.04
Transitional tax benefit, net	—		—		—		—	(1)	1			—
Non-GAAP	$1,674	(4)%	$1,168	(8)%	$507	9%	$438	$103	$334	6%	23.7%	$1.11	10%
1For more information on these measures, refer to the Use of Non-GAAP Measures and Definitions schedules.
2Distribution, selling, general and administrative expenses.
3Attributable to Cardinal Health, Inc.
The sum of the components and certain computations may reflect rounding adjustments.
We generally apply varying tax rates depending on the item's nature and tax jurisdiction where it is incurred.

Schedule 5
Cardinal Health, Inc. and Subsidiaries
GAAP / Non-GAAP Reconciliation1

						Operating	Earnings/			Net
		Gross				Earnings/	(Loss)	Provision for/		Earnings/			Diluted
		Margin		SG&A2	Operating	(Loss)	Before	(Benefit from)	Net	(Loss)[3]	Effective		EPS[3]
	Gross	Growth		Growth	Earnings/	Growth	Income	Income	Earnings/	Growth	Tax	Diluted	Growth
(in millions, except per common share amounts)	Margin	Rate	SG&A2	Rate	(Loss)	Rate	Taxes	Taxes	(Loss)[3]	Rate	Rate	EPS[3,4]	Rate
	Fiscal Year 2020
GAAP	$6,868	—%	$4,572	2%	$(4,098)	N.M	$(3,772)	$(79)	$(3,696)	N.M.	2.1%	$(12.61)	N.M.
Surgical gown recalls costs	48		(37)		85		85	22	63			0.22
State opioid assessment related to prior fiscal years	—		(3)		3		3	1	2			0.01
Restructuring and employee severance	—		—		122		122	29	93			0.31
Amortization and other acquisition-related costs	—		—		524		524	130	394			1.34
Impairments and (gain)/loss on disposal of assets	—		—		7		7	2	5			0.02
Litigation (recoveries)/charges, net [5]	—		—		5,741		5,741	514	5,227			17.84
Loss on early extinguishment of debt	—		—		—		16	4	12			0.04
Gain on sale of equity interest in naviHealth	—		—		—		(579)	(86)	(493)			(1.68)
Transitional tax benefit, net	—		—		—		—	2	(2)			(0.01)
Non-GAAP	$6,916	1%	$4,532	1%	$2,384	1%	$2,147	$539	$1,605	1%	25.1%	$5.45	3%
	Fiscal Year 2019
GAAP	$6,834	(5)%	$4,480	(3)%	$2,060	N.M.	$1,751	$386	$1,363	N.M.	22.1%	$4.53	N.M.
Restructuring and employee severance	—		—		125		125	32	93			0.31
Amortization and other acquisition-related costs	—		—		621		621	148	473			1.57
Impairments and (gain)/loss on disposal of assets, net [6]	—		—		(488)		(488)	(113)	(375)			(1.25)
Litigation (recoveries)/charges, net	—		—		36		36	10	26			0.09
Transitional tax benefit, net	—		—		—		—	(9)	9			0.03
Non-GAAP	$6,834	(5)%	$4,480	(3)%	$2,353	(9)%	$2,044	$453	$1,589	1%	22.1%	$5.28	6%
1For more information on these measures, refer to the Use of Non-GAAP Measures and Definitions schedules.
2Distribution, selling, general and administrative expenses.
3Attributable to Cardinal Health, Inc.
4For fiscal 2020, GAAP diluted loss per share attributable to Cardinal Health, Inc. and the EPS impact from the GAAP to non-GAAP per share reconciling items are calculated using a weighted average of 293 million common shares, which excludes potentially dilutive securities from the denominator due to their anti-dilutive effects resulting from our GAAP net loss for the period. Fiscal 2020 non-GAAP diluted EPS is calculated using a weighted average of 295 million common shares, which includes potentially dilutive shares.
5Litigation (recoveries)/charges, net includes a pre-tax charge of $5.63 billion ($5.14 billion after tax) recorded in the first quarter of fiscal 2020 related to the opioid litigation.
6 During fiscal 2019, we sold our majority interest in naviHealth and recognized a pre-tax gain of $508 million ($378 million after tax).

The sum of the components and certain computations may reflect rounding adjustments.
We generally apply varying tax rates depending on the item's nature and tax jurisdiction where it is incurred.

Cardinal Health, Inc. and Subsidiaries

Use of Non-GAAP Measures
This earnings release contains financial measures that are not calculated in accordance with U.S. generally accepted accounting principles (“GAAP").
In addition to analyzing our business based on financial information prepared in accordance with GAAP, we use these non-GAAP financial measures internally to evaluate our performance, engage in financial and operational planning, and determine incentive compensation because we believe that these measures provide additional perspective on and, in some circumstances are more closely correlated to, the performance of our underlying, ongoing business. We provide these non-GAAP financial measures to investors as supplemental metrics to assist readers in assessing the effects of items and events on our financial and operating results on a year-over-year basis and in comparing our performance to that of our competitors. However, the non-GAAP financial measures that we use may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies. The non-GAAP financial measures disclosed by us should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations to those financial statements set forth below should be carefully evaluated.
Exclusions from Non-GAAP Financial Measures
Management believes it is useful to exclude the following items from the non-GAAP measures presented in this report for its own and for investors’ assessment of the business for the reasons identified below:

•
LIFO charges and credits are excluded because the factors that drive last-in first-out ("LIFO") inventory charges or credits, such as pharmaceutical manufacturer price appreciation or deflation and year-end inventory levels (which can be meaningfully influenced by customer buying behavior immediately preceding our fiscal year-end), are largely out of our control and cannot be accurately predicted. The exclusion of LIFO charges and credits from non-GAAP metrics facilitates comparison of our current financial results to our historical financial results and to our peer group companies’ financial results.

•
Surgical gown recall costs includes inventory write-offs and certain remediation and supply disruption costs arising from the January 2020 recall of select Association for the Advancement of Medical Instrumentation ("AAMI") Level 3 surgical gowns and voluntary field actions (a recall of some packs and a corrective action allowing overlabeling of other packs) for Presource Procedure Packs containing affected gowns. We have excluded these costs from our non-GAAP metrics to allow investors to better understand the underlying operating results of the business and to facilitate comparison of our current financial results to our historical financial results and to our peer group companies’ financial results.

•
State opioid assessments related to prior fiscal years is the portion of state assessments for prescription opioid medications that were sold or distributed in periods prior to the fiscal year of the initial assessment. This portion is excluded from non-GAAP financial measures because it is retrospectively applied to sales in prior fiscal years and inclusion would obscure analysis of the current fiscal year results of our underlying, ongoing business. Additionally, while states' laws may require us to make payments on an ongoing basis, the portion of the assessment related to sales in prior periods are contemplated to be one-time, nonrecurring items. Reversals of these accruals have occurred when certain assessments were found by a Court unconstitutional.

•	Restructuring and employee severance costs are excluded because they are not part of the ongoing operations of our underlying business.

•
Amortization and other acquisition-related costs, which include transaction costs, integration costs, and changes in the fair value of contingent consideration obligations, are excluded because they are not part of the ongoing operations of our underlying business and to facilitate comparison of our current financial results to our historical financial results and to our peer group companies' financial results. Additionally, costs for amortization of acquisition-related intangible assets are non-cash amounts, which are variable in amount and frequency and are significantly impacted by the timing and size of acquisitions, so their exclusion facilitates comparison of historical, current and forecasted financial results. We also exclude other acquisition-related costs, which are directly related to an acquisition but do not meet the criteria to be recognized on the acquired entity’s initial balance sheet as part of the purchase price allocation. These costs are also significantly impacted by the timing, complexity and size of acquisitions.

•
Impairments and gain or loss on disposal of assets are excluded because they do not occur in or reflect the ordinary course of our ongoing business operations and are inherently unpredictable in timing and amount, and in the case of impairments, are non-cash amounts, so their exclusion facilitates comparison of historical, current and forecasted financial results.

•
Litigation recoveries or charges, net are excluded because they often relate to events that may have occurred in prior or multiple periods, do not occur in or reflect the ordinary course of our business and are inherently unpredictable in timing and amount.

•
Loss on early extinguishment of debt is excluded because it does not typically occur in the normal course of business and may obscure analysis of trends and financial performance. Additionally, the amount and frequency of this type of charge is not consistent and is significantly impacted by the timing and size of debt extinguishment transactions.

•
Gain on sale of equity interest in naviHealth was incurred in connection with the sale of our remaining equity interest in naviHealth in fiscal 2020. The equity interest was retained in connection with the initial sale of our majority interest in naviHealth during fiscal 2019. We exclude this significant gain because gains or losses on investments of this magnitude do not typically occur in the normal course of business and are similar in nature to a gain or loss from a divestiture of a majority interest, which we exclude from non-GAAP results. The gain on the initial sale of our majority interest in naviHealth in fiscal 2019 was also excluded from our non-GAAP measures.

•
Transitional tax benefit, net related to the Tax Cuts and Jobs Act is excluded because it results from the one-time impact of a very significant change in the U.S. federal corporate tax rate and, due to the significant size of the benefit, obscures analysis of trends and financial performance. The transitional tax benefit includes the initial estimate and subsequent adjustments for the re-measurement of deferred tax assets and liabilities due to the reduction of the U.S. federal corporate income tax rate and the repatriation tax on undistributed foreign earnings.

The tax effect for each of the items listed above, other than the transitional tax benefit item, is determined using the tax rate and other tax attributes applicable to the item and the jurisdiction(s) in which the item is recorded. The gross, tax and net impact of each item are presented with our GAAP to non-GAAP reconciliations.

Forward Looking Non-GAAP Measures
In this document, the Company presents certain forward-looking non-GAAP metrics. The Company does not provide outlook on a GAAP basis because the items that the Company excludes from GAAP to calculate the comparable non-GAAP measure can be dependent on future events that are less capable of being controlled or reliably predicted by management and are not part of the Company’s routine operating activities. Additionally, management does not forecast many of the excluded items for internal use and therefore cannot create or rely on outlook done on a GAAP basis.
The occurrence, timing and amount of any of the items excluded from GAAP to calculate non-GAAP could significantly impact the Company’s fiscal 2021 GAAP results. Over the past five fiscal years, the excluded items have impacted the Company’s EPS from $0.75 to $18.06, which includes a goodwill impairment charge of $4.36 per share related to our Medical segment that we recognized in fiscal 2018. The excluded items for fiscal 2020 impacted the Company's EPS by $18.06, which includes a $17.54 charge related to the opioid litigation.

Definitions

Growth rate calculation: growth rates in this earnings release are determined by dividing the difference between current-period results and prior-period results by prior-period results.
Interest and Other, net: other (income)/expense, net plus interest expense, net.
Non-GAAP gross margin: gross margin, excluding LIFO charges/(credits) and surgical gown recall costs.
Non-GAAP distribution, selling, general and administrative expenses or Non-GAAP SG&A: distribution, selling, general and administrative expenses, excluding surgical gown recall costs and state opioid assessment related to prior fiscal years.
Non-GAAP operating earnings: operating earnings/(loss) excluding (1) LIFO charges/(credits), (2) surgical gown recall costs, (3) state opioid assessment related to prior fiscal years, (4) restructuring and employee severance, (5) amortization and other acquisition-related costs, (6) impairments and (gain)/loss on disposal of assets, and (7) litigation (recoveries)/charges, net.
Non-GAAP earnings before income taxes: earnings/(loss) before income taxes excluding (1) LIFO charges/(credits), (2) surgical gown recall costs, (3) state opioid assessment related to prior fiscal years, (4) restructuring and employee severance, (5) amortization and other acquisition-related costs, (6) impairments and (gain)/loss on disposal of assets, (7) litigation (recoveries)/charges, net, (8) loss on early extinguishment of debt and (9) gain on sale of equity interest in naviHealth.
Non-GAAP net earnings attributable to Cardinal Health, Inc.: net earnings/(loss) attributable to Cardinal Health, Inc. excluding (1) LIFO charges/(credits), (2) surgical gown recall costs, (3) state opioid assessment related to prior fiscal years, (4) restructuring and employee severance, (5) amortization and other acquisition-related costs, (6) impairments and (gain)/loss on disposal of assets, (7) litigation (recoveries)/charges, net, (8) loss on early extinguishment of debt and (9) gain on sale of equity interest in naviHealth, each net of tax, and (10) transitional tax benefit, net.
Non-GAAP effective tax rate: provision for/(benefit from) income taxes adjusted for (1) LIFO charges/(credits), (2) surgical gown recall costs, (3) state opioid assessment related to prior fiscal years, (4) restructuring and employee severance, (5) amortization and other acquisition-related costs, (6) impairments and (gain)/loss on disposal of assets, (7) litigation (recoveries)/charges, net, (8) loss on early extinguishment of debt and (9) gain on sale of equity interest in naviHealth, each net of tax, and (10) transitional tax benefit, net divided by (earnings before income taxes adjusted for the first nine items).
Non-GAAP diluted earnings per share attributable to Cardinal Health, Inc.: non-GAAP net earnings attributable to Cardinal Health, Inc. divided by diluted weighted-average shares outstanding.